CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Atrinsic, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statement Nos. 333-145933 and 333-164465 on Form S-8 of Atrinsic, Inc. and subsidiaries of our report dated April 7, 2011, with respect to the consolidated balance sheets of Atrinsic, Inc. and subsidiaries, as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K of Atrinsic, Inc. and subsidiaries.

Our report dated April 7, 2011 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

New York, New York
April 7, 2011

EX-4